Exhibit 99.1

Trajectory Alpha Acquisition Corp. Announces the Redemption of Public Shares

New York – June 22, 2023 – On June 12, 2023, Trajectory Alpha Acquisition Corp. (NYSE: TCOA) (the “Company”), a special purpose acquisition company, held an extraordinary general meeting where the Company’s public stockholders cast their votes and approved a proposal to amend the Company’s Amended and Restated Certificate of Incorporation, which triggered a right of the Company’s public stockholders to demand the redemption of their public shares out of funds held in the Company’s trust account. Prior to redemptions, the Company had 17,250,000 public shares outstanding. Holders of 10,891,882 of the Company’s public shares properly requested redemption, resulting in 6,358,118 public shares outstanding, and approximately $10.325 per share will be paid out to the redeeming public stockholders.

About J. Streicher

J. Streicher, a private and diverse US financial organization, is founded on tradition, personal relationships, innovation, and steadfast principles. Its subsidiary, J. Streicher & Co. LLC, (the “Broker Dealer”), holds the distinction of being one of the oldest firms on the New York Stock Exchange (“NYSE”), with roots dating back to 1910. Throughout its history, it has consistently provided exceptional service to its family of listed companies, even in challenging market conditions.

While our Broker Dealer primarily focuses on NYSE activities, our international investment team specializes in identifying, investing in, and nurturing potential target companies, guiding them through the complex process of transitioning into publicly traded entities. Our ultimate goal is to position these companies for a successful listing. Our core strength lies in our ability to recognize strategic private target companies and assist them in becoming publicly traded entities on prestigious exchanges such as the NYSE or NASDAQ.

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